Exhibit 10.3

Jefferies Financial Group Inc.

Stock Option Agreement (Converted Stock Appreciation Award)

This Stock Option Agreement (the “Agreement”), which includes the attached “Terms and Conditions of Option Grant,” evidences the equity award originally granted December 6, 2020 (the “Grant Date”), by Jefferies Financial Group Inc., a New York corporation (“Jefferies"), to ________________ ("Employee"), as a stock appreciation award (the “Stock Appreciation Award”), upon its conversion to a non-qualified stock option (the "Option") to purchase Jefferies Common Shares, par value $1.00 per share (the "Shares"). Such conversion of the Stock Appreciation Award into this Option resulted from the election by Jefferies, effective March 31, 2021 (the “Conversion Date”). Under Section 5 of the Stock Appreciation Award Agreement (the “Original Agreement”), such conversion was permitted by means of a one-time, irrevocable election at the direction of the Compensation Committee of the Jefferies Board of Directors. This Agreement also amends the terms of Section 6 of the Original Agreement to provide that the Excess Dividend Rights granted to Employee thereunder will be settleable solely in Shares and not in cash, pursuant to a one-time irrevocable election of Jefferies at the direction of the Compensation Committee, effective as of the Conversion Date. This Option is granted under Section 6.2 of the Jefferies Equity Compensation Plan (the “Plan”), and the right to receive Shares in settlement of the Excess Dividend Rights is granted under Section 6.8 of the Plan. This Agreement amends and restates the Original Agreement, and supersedes and replaces the Original Agreement in its entirety.

The principal terms of the Option are as follows (subject to adjustment in accordance with the Plan and this Agreement):

    Shares purchasable:    1,253,133 Jefferies Shares

Exercise Price:    The Option will be exercisable, in whole or in part, to purchase the Shares at a price of $23.75 per Share, an amount equal to the Fair Market Value of a Share on December 6, 2020 (the “Grant Date”), subject to adjustment as provided in Section 5.2 of the Plan (the “Exercise Price”).

    Stated Vesting Dates: The Option will become vested and exercisable as to one-third of the Shares (rounded to the nearest whole Share) on each of the first three anniversaries of the Grant Date (each, a “Stated Vesting Date”), provided that the Option will become vested and exercisable, in whole or in part, on an accelerated basis upon the occurrence of certain events relating to Termination of Employment, in accordance with Section 4 hereof.

Expiration Date: The Option will expire at 11:59 PM on December 5, 2030 (the “Stated Expiration Date”); provided, however, that the Option is subject to termination prior to the Stated Expiration Date upon a Termination of Employment for Cause, in accordance with Section 4 hereof. The occurrence of a change in control of Jefferies does not automatically and by itself affect the expiration or termination of the Option. At the Stated Expiration Date or any termination of the Option prior to the Stated Expiration Date except under Section 4(c) hereof, if any vested portion of the Option remains unexercised and the Fair Market Value of a Share exceeds the Exercise Price, the Option will be automatically exercised by the withholding of Option Shares to pay the exercise price and applicable withholding taxes.

The Option is subject to the terms and conditions of the Plan and this Agreement, including the Terms and Conditions of Option Grant and Supplemental Award attached hereto and deemed a part hereof. The number and kind of Shares purchasable under the Option or subject to Share Units, the

Exercise Price and other terms and conditions relating to the Option and other rights granted hereunder are subject to adjustment in accordance with Section 5.2 of the Plan and Section 7(c) hereof. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.

Employee acknowledges and agrees that (i) the Option and other rights granted hereunder are nontransferable as set forth in Section 7(a) hereof and Section 9.2 of the Plan, (ii) the Option and other rights granted hereunder are subject to early termination in the event of Employee's Termination of Employment for Cause and in certain other cases as specified in Sections 4 and 7(b) hereof, and (iii) the sale of Shares by Jefferies to Employee and resales of the Shares by Employee will be subject to compliance with applicable Federal and state securities laws, and with Jefferies’ policies governing trading in Shares by employees.

IN WITNESS WHEREOF, Jefferies has caused this Agreement to be executed by its officer thereunto duly authorized, and Employee has executed this Agreement, effective as of the Conversion Date.

                        JEFFERIES FINANCIAL GROUP INC.

                        By:________________________

                        EMPLOYEE

                        ________________________

TERMS AND CONDITIONS OF OPTION GRANT AND SUPPLEMENTAL AWARD

The following Terms and Conditions apply to the Option and the supplemental award (under Section 6 below) granted to Employee by Jefferies Financial Group Inc. ("Jefferies"), as specified in the Stock Option Agreement (of which these Terms and Conditions form a part). Certain specific terms and conditions of the Option, including the number of Jefferies Shares purchasable, vesting terms and conditions, Stated Expiration Date and Exercise Price, are set forth on the cover page hereto, which is an integral part of this Agreement.

1.    General. The Option is granted to Employee under the Plan, which has previously been delivered to Employee and/or is available upon request to the General Counsel of Jefferies. All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this document and mandatory provisions of the Plan, the provisions of the Plan govern. By accepting the grant of the Option, Employee agrees to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Compensation Committee of the Board of Directors (the "Committee") made from time to time. The Option is a non-qualified stock option (not an incentive stock option as defined under Section 422 of the Internal Revenue Code of 1986, as amended).
2.    Right to Exercise Option. Subject to all applicable laws, rules, regulations and the terms of the Plan and this Agreement, Employee may exercise the Option at such time or times and to the extent the Option has become vested and exercisable, as specified on the cover page hereto, and prior to or on the applicable Stated Expiration Date of the Option (but not after any termination, forfeiture or expiration of the Option prior to the Stated Expiration Date).
3.    Method of Exercise. To exercise the Option or any part thereof, Employee must (a) give written notice to Jefferies’ Chief Financial Officer or her or his designee, which notice shall specifically identify the Option and this Agreement and state the number of Shares as to which the Option is being exercised and any instructions relating to issuance of the Shares, and which notice shall be signed by Employee, and (b) pay in full to Jefferies the Exercise Price of the Option for the number of Shares being purchased in cash (including by check), payable in United States dollars, or by tender of Shares owned by Employee having a then Fair Market Value equal to the Exercise Price, or by direction to Jefferies to withhold from the Shares to be delivered that number of Shares having a Fair Market Value at the exercise date sufficient to pay the Exercise Price (or portion being paid by Share surrender or withholding), or by any other payment method then permitted by Jefferies under the Plan. Once Employee gives valid notice of exercise, such notice may not be revoked. When Employee validly exercises an Option, or part thereof, Jefferies will transfer Shares to Employee in certificated form or make such a transfer (or make a non-certificated credit) to Employee's brokerage account at a designated securities brokerage firm or otherwise make a commercially reasonable delivery of Shares to Employee. Employee shall not have at any time any rights of a holder of Shares covered by this Agreement prior to the valid exercise as specified herein, and no adjustment to the exercise price or Shares purchasable upon exercise of the Option shall be made for dividends or other rights for which the record date is prior to such valid exercise except as provided in the Plan and this Agreement.

4.    Termination Provisions. The following provisions govern the vesting, exercisability and expiration of the Option in the event of Employee's Termination of Employment at a time that the Option remains outstanding, unless the Committee determines to provide more favorable terms:

    (a)    Death or Disability. In the event of Employee's Termination of Employment due to death or Disability (as defined below), the Option (if not previously vested) will become vested and will be and remain exercisable until the Stated Expiration Date, subject to Section 7(b).

(b)    Retirement. In the event of Employee’s Retirement (as defined below), other than a Termination by Jefferies for Cause (as defined below), the Option will not be forfeited, subject to Section 7(b), but will remain outstanding and be or become exercisable at the applicable Stated Vesting Dates, and thereafter will remain exercisable until the Stated Expiration Date, (i) except that, at any time that both there has occurred a Change in Control (as defined below) at a time that the Option is outstanding and the Employee has become eligible for Retirement (while still employed by Jefferies), the Option will be exercisable in full, and (ii) subject to any other acceleration of exercisability as may be authorized under the Plan or this Agreement.

(c)    Termination by Jefferies for Cause. In the event of Employee's Termination of Employment by Jefferies for Cause, the Option, whether or not then vested, immediately will terminate.

(d)    Certain Definitions. The following definitions apply for purposes of this Agreement:

(i)    "Cause" has the meaning under Jefferies’ Employee Handbook (or if Employee is employed by a Company subsidiary, then that subsidiary’s employee handbook) as in effect at the date of Termination of Employment.

(ii)    “Change in Control” means a “Change of Control” as defined in the Jefferies Group LLC Deferred Compensation Plan, as amended and restated March 25, 2021.

(iii)    "Disability" has the meaning under Jefferies's long-term disability policy as in effect at the date of Employee's Termination of Employment.

(iv)    “Retirement” means a Termination of Employment, other than due to death, Disability or by Jefferies for Cause, at a time that the sum of Employee’s age and his years of service equals or exceeds 80.

(v)    "Termination of Employment” means the earliest time at which Employee is employed by neither Jefferies nor a subsidiary of Jefferies and is not serving as a Director of Jefferies.

    5.    Post-Vesting Holding Period For Shares. As specified under Section 7.8 of the Plan, upon exercise of the Option while employed by Jefferies, a portion of the Shares acquired (as specified in Plan Section 7.8) will be subject to a holding period that will expire on the earlier of one year after exercise or Employee’s Termination of Employment, and Share Units will be subject to Plan Section 7.8.

6.    Supplemental Award. In the event that, after the Grant Date, Jefferies declares and pays a regular dividend in excess of $0.15 per share per quarter (the “Base Dividend,” which is subject to adjustment as provided in Section 7(c)), an amount equal to two times the amount by which such per-Share dividend exceeds the Base Dividend (the “Excess Dividend”), times 1,253,133 (the “Share Reference,” which is subject to adjustment as provided below), will be credited as dividend equivalents to an account (the “Supplemental Award Account”) maintained by Jefferies for Employee (the “Supplemental Award”), subject to the following terms and conditions:

(a)    Denomination and Vesting of Supplemental Award Account. Amounts credited to the Supplemental Award Account after the Conversion Date will be credited as cash amounts at the payment date of the Excess Dividends. At such dividend payment date, any cash amounts credited to the Supplemental Award Account (including under Section 6(d)) will be immediately converted to a number of Share Units by dividing such credited cash amounts by the Fair Market Value of a Share at that date. All Share Units, including Share Units credited to the Supplemental Award Account on or before the Conversion Date (which under the terms of the Original Agreement were settleable solely in cash) will be settled solely by delivery of Shares. Share Units will be subject to the same vesting and forfeiture terms as apply to the Option. Accordingly, any forfeiture of any unvested portion of the Option will result in a corresponding forfeiture of unvested Share Units credited under this Section 6. Conversely, if a portion of the Option is vested at a given date, an equal portion of the Share Units credited through that date and thereafter will be deemed vested; once the Option has become fully vested, Share Units credited theretofore and thereafter will be fully vested. Share Units resulting from dividend equivalents under Section 6(d) will be forfeitable to the same extent as the Share Units on which such dividend equivalents were credited.

(b)    Expiration of Excess Dividend Right. Employee’s right to accrual of dividend equivalents based on Excess Dividends under this Section 6 will expire nine years and six months after the Grant Date, provided that the right to such accruals will expire earlier upon Employee's Termination of Employment by Jefferies for Cause. Rights to dividend equivalents on Share Units under Section 6(d) will continue until settlement of the Share Units under Section 6(e) or forfeiture of the Share Units.

(c)    Affected Dividends. For purposes of this Section 6, regular dividends are Jefferies’ regular quarterly dividends and any other cash dividend that does not trigger a non-discretionary adjustment to the Option or the Share Units under Section 7(c) of this Agreement.

(d)    Dividend Equivalents on Share Units. With regard to Share Units credited to the Supplemental Award Account at any record date for regular dividends paid by Jefferies, a cash amount equal to the dividend (in full; i.e., not just Excess Dividends) will be credited to the Supplemental Award Account on each such Share Unit as of the dividend payment date.

(e)    Settlement of Vested Share Units. Each vested Share Unit will be settled by delivery of one Share for each Share Unit. Such settlement will occur at the earliest of (i) nine years and six months after the Grant Date, (ii) a Change in Control, provided that in connection therewith there occurs a change in the ownership of Jefferies, a change in effective control of Jefferies or a change in the ownership of a substantial portion of the assets of Jefferies, as defined in Treasury Regulation § 1.409A-3(i)(5), (iii) not later than 45 days after Employee’s death, or (iv) within 15 business days after Termination of Employment for any reason other than death, provided that, if Employee is a “specified employee” as defined in Treasury Regulation § 1.409A-1(i), settlement shall instead occur at the expiration of the six-month delay period required under Section 409A(a)(2)(B)(i), and otherwise will comply with Jefferies Compliance Rules Under Code Section 409A. It is understood that a settlement may occur under clause (ii), (iii) or (iv) of the preceding sentence prior to the expiration of the rights to Excess Dividend accruals under Section 6(b), in which case any Share Units accruing after such a settlement will be settled upon the occurrence of a subsequent settlement date (under any of the clauses in the preceding sentence).

(f)    Effect of Exercise of Option. An exercise of the Option, in whole or in part, will have no effect on Employee’s right to accrual of Excess Dividends or Share Units under this Section 6, and will have no effect on the timing of settlement of vested Share Units under this Section 6.

(g)    Separate Payments Designation. Share Units that accrue in each Jefferies’ fiscal year shall be deemed separate payments from those accruing in other fiscal years for purposes of Code Section 409A, and within any fiscal year in which a settlement occurs under Section 6(e), Share Units that accrue before the settlement date and those that accrue after the settlement date shall be deemed separate payments for purposes of Code Section 409A.

7.    Other Terms and Conditions.

(a)    Non-transferability. Employee may not transfer the Option, Share Units, other rights under Section 6 or any other rights hereunder to any third party other than by will or the laws of descent and distribution and, during Employee's lifetime, only Employee or his or her duly appointed guardian or legal representative may exercise the Option and other rights hereunder, except for transfers to a Beneficiary in the event of death or as otherwise permitted under Code Section 409A and under Plan Section 9.2, subject to the conditions set forth therein.

(b)    Conditions Required for Non-Forfeiture. As a condition to any non-forfeiture of the Option, Share Units or other rights under Section 6 upon Termination of Employment and to any exercise of the Option after Termination of Employment, Jefferies may require Employee or Beneficiary (i) to make any representation or warranty to Jefferies as may be requested by Jefferies or required under any applicable law or regulation, (ii) to execute a release of claims against Jefferies and its affiliates arising before the date of such release, in such form as may be specified by Jefferies, and (iii) to take any action that Jefferies reasonably deems necessary in order to comply with federal and state laws, or the rules and regulations of the New York Stock Exchange, the Financial Industry Regulatory Authority, any other stock exchange or self-regulatory organization or any other obligation of Jefferies or Employee that may relate to equity compensation or this Agreement.

(c)    Adjustments. Upon the occurrence of an event constituting an “equity restructuring” as defined under Financial Accounting Standards Board Accounting Standards Codification Topic 718 with respect to Shares or otherwise triggering an adjustment to outstanding equity awards under the Plan, Employee and Jefferies each shall have a legal right to an equitable adjustment to the Option and to the Supplemental Award, including the Base Dividend, the Share Reference and Share Units, in each case in order to preserve without enlarging the rights of Employee under this Agreement. The manner of adjustments authorized under this Section 7(c) shall be determined by the Committee.

(d)    Tax Withholding. Employee understands and acknowledges that certain amounts must be withheld to satisfy federal, state, local or foreign tax obligations associated with the exercise of the Option and the crediting of dividend equivalents and the settlement of Share Units ("Withholdings"). Employee shall make arrangements satisfactory to Jefferies, in advance of any reasonably anticipated event triggering a Withholding obligation on the part of Jefferies or any affiliate of Jefferies that employs Employee, to provide for payment of all applicable Withholdings. If Employee has failed to make such arrangements or for any reason full payment of Withholdings is not made by Employee under such arrangements, Employee expressly authorizes Jefferies and any of its affiliates to (1) withhold the applicable amount of Withholdings from any payment to Employee or other source of Employee’s funds or securities, including any payment relating to a compensatory award or any payroll or other source of Employee’s funds or securities, and/or (2) withhold Shares deliverable upon exercise of the Option or settlement of Share Units having a fair market value (as determined by the Committee) equal to the amount of such tax liability required to be withheld as Withholdings in connection with the exercise or settlement. If Jefferies or such affiliate elects to withhold Shares to satisfy any Withholding obligation, the value of Shares withheld shall not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities (interpreted in a manner consistent with applicable accounting rules), unless otherwise agreed to by Jefferies or the affiliate and Employee. This provision does not obligate Jefferies or any affiliate to withhold shares to satisfy Withholding obligations. Jefferies may specify a reasonable deadline (for example, 90 days before a given exercise of the Option) by which Employee must make separate arrangements for the payment of Withholdings.

(e)    Unfunded Plan. Employee’s Supplemental Award Account and credits thereto shall be by means of bookkeeping entries on the books of Jefferies and shall not create in Employee or any Beneficiary any right to, or claim against any, specific assets of Jefferies, nor result in the creation of any trust or escrow account for Employee. With respect to any entitlement of Employee or any Beneficiary to any distribution relating to the Supplemental Award Account hereunder or Share Units credited thereto, Employee or such Beneficiary shall be a general creditor of Jefferies.

(f)    Binding Agreement; Written Amendments; Enforcement. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement and the Plan constitute the entire agreement between the parties with respect to the Option, and supersede any prior agreements or documents with respect thereto. No amendment, alteration, suspension, discontinuation or termination of this Agreement (a “Modification”) that may impose any additional obligation upon Jefferies shall be valid unless in each instance such Modification is expressed in a written instrument duly executed in the name and on behalf of Jefferies, and no Modification that materially impairs the rights of Employee with respect to the Option shall be valid unless expressed in a written instrument duly executed by Employee. Neither the Option nor the granting thereof shall constitute or be evidence of any agreement or understanding, express or implied, that Employee has a right to continue as an officer or employee or director of Jefferies or any subsidiary for any period of time, or at any particular rate of compensation. Any waiver by Jefferies of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

Employee hereby acknowledges that the type and periods of restriction imposed in the provisions of this Agreement are fair and reasonable. The Employee hereby further acknowledges that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, Employee agrees that if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
    (g)    Conversion of Rights and Share Units Under Original Agreement to be Exercise or Settled in Shares. From and after the Conversion Date, Employee shall have no right to exercise the Rights, as defined in the Original Agreement, for cash, or rights to a settlement of the Share Units for cash, although this Option allows for net exercise and this Option and the Share Units permit withholding of Shares to cover certain taxes.

(h)    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

    (i)    Shareholder Rights. Employee shall not have any rights with respect to Jefferies Shares (including voting rights) (i) purchasable upon exercise of any Option prior to the valid exercise of the Option and payment in full of the Exercise Price, and (ii) deliverable in settlement of Share Units prior to the applicable settlement date.